CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 30, 2022 on the financial statements and financial highlights of EuroPac International Value Fund, EuroPac International Bond Fund, EuroPac Gold Fund, EP Emerging Markets Fund (formerly, EP Emerging Markets Small Companies Fund)and EuroPac International Dividend Income Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 24, 2023